UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) June 30, 2006

Microfield Group, Inc.
(Exact name of registrant as specified in its charter)

Oregon	000-26226	93-0935149
(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

1631 NW Thurman, Suite 200, Portland, OR	97209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (503) 419-3580 .

Copies to:

Jeff Fessler, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On June 30, 2006, Microfield Group, Inc. (“Registrant”) entered into a Securities Purchase Agreement with certain accredited investors (the “Investors”) providing for the private placement of 7,500,000 shares of common stock for gross proceeds of approximately $15 million before payment of commissions and expenses. Registrant also agreed to issue 5,625,000 warrants to purchase shares of Registrant’s common stock at $3.00 per share.

Registrant also entered into a Registration Rights Agreement with the Investors pursuant to which it has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock issued in the private placement, as well as the shares of common stock issuable upon the exercise of the warrants.

ITEM 3.02. Unregistered Sales of Equity Securities.

On June 30, 2006, Registrant closed a private placement of 7,500,000 shares of common stock for gross proceeds of approximately $15 million before payment of commissions and expenses. Registrant also issued 5,625,000 warrants to purchase shares of Registrant’s common stock at $3.00 per share. The issuances were made to the Investors and are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits.

4.1	Form of Warrant

10.1	Securities Purchase Agreement dated June 30, 2006

10.2	Registration Rights Agreement dated June 30, 2006

99.1	Press Release dated July 3, 2006

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2006.	Microfield Group, Inc.

/s/ A. Mark Walter
A. Mark Walter, President